Exhibit 99

BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition for increase in rates by        )        Docket No. 120015-EI
Florida Power & Light Company.        )
____________________________________)

STIPULATION AND SETTLEMENT

WHEREAS, Florida Power & Light Company (“FPL” or the “Company”), the Florida Industrial Power Users Group (“FIPUG”), the South Florida Hospital and Healthcare Association (“SFHHA”) and the Federal Executive Agencies (“FEA”) have signed this Stipulation and Settlement (the “Agreement”; unless the context clearly requires otherwise, the term “Party” or “Parties” means a signatory to this Agreement); and
WHEREAS, on February 1, 2011, the Florida Public Service Commission (“FPSC” or “Commission”) entered Order No. PSC-11-0089-S-EI approving a stipulation and settlement of FPL’s rate case in Docket Nos. 080677-EI and 090130-EI, which continues in effect through the last billing cycle in December 2012 (the “2010 Rate Case Stipulation”); and
WHEREAS, on March 19, 2012, FPL petitioned the Commission for an increase in base rates of approximately $516.5 million to be effective on January 1, 2013 following the expiration of the 2010 Rate Case Stipulation, for a step increase of $173.9 million to be effective upon the commercial in-service date of the Canaveral Modernization Project (scheduled to be June 1, 2013), and for other related relief (the “2012 Rate Petition”); and
WHEREAS, the Parties have filed voluminous prepared testimony with accompanying exhibits and conducted extensive discovery; and
WHEREAS, the Parties recognize that this is a period of substantial economic uncertainty, in which economic development and job creation are vitally important to the state of Florida; and

WHEREAS, the Parties to this Agreement have undertaken to resolve the issues raised in these proceedings so as to maintain a degree of stability and predictability with respect to FPL’s base rates and charges, as well as to promote economic development, job creation and stability;
NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the Parties hereby stipulate and agree:

1.
This Agreement will become effective on the first billing cycle of January 2013 (the “Implementation Date”) and continue through the last billing cycle in December 2016 (the period from the Implementation Date through the last billing cycle in December 2016 may be referred to herein as the “Term”).

2.
FPL’s authorized rate of return on common equity (“ROE”) shall be a range of 9.70% to 11.70%, with a mid-point of 10.70%. FPL’s authorized ROE range and mid-point shall be used for all purposes during the Term.

3.
(a) Upon the Implementation Date and effective with the first billing cycle in January 2013, FPL shall increase its base rates and service charges by an amount that is intended to generate an additional $378 million of annual revenues, based on the projected 2013 test year billing determinants reflected in the Minimum Filing Requirements (“MFRs”) filed with the 2012 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.

(b)    Attached hereto as Exhibit B are tariff sheets for new base rates and service charges that implement the $378 million rate increase described in Paragraph (3)(a) above, which tariff sheets shall become effective on the first billing cycle of January 2013. The new base rates reflected in the attached tariff sheets are based on the billing determinants, cost of service allocations and rate design in the MFRs accompanying the 2012 Rate Petition and include additional adjustments, all of which are reflected in Exhibit A; provided, however, that: (i) the minimum late payment charge of $5.00 proposed in FPL’s filing is increased to $6.00; and (ii) consistent with FPL’s recently approved revised Economic Development Rider and to promote further economic development and job creation, (A) the energy and demand charges for business and commercial rates are adjusted as shown in Exhibit B, and (B) the utility-controlled demand credits for large commercial and industrial customers in the new CILC and CDR rates are greater than the credits reflected in such MFRs, and the relationship between the non-fuel energy and demand charges in the CILC rates are revised. FPL shall be entitled to recover the increased CILC and CDR credits through the energy conservation cost recovery (“ECCR”) clause.
(c)    Base rates set in accordance with this Paragraph 3 shall not be changed during the Term except as otherwise permitted in this Agreement.

4.
Nothing in this Agreement shall preclude FPL from requesting the Commission to approve the recovery of costs that are recoverable through base rates under the nuclear cost recovery statute, Section 366.93, Florida Statutes, and Commission Rule 25-6.0423, F.A.C. Parties may participate in nuclear cost recovery proceedings and proceedings related thereto and may oppose FPL’s requests.

5.
(a)    Nothing in this Agreement shall preclude FPL from petitioning the Commission to seek recovery of costs associated with any storms without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings or level of theoretical depreciation reserve. Consistent with the rate design method set forth in Order No. PSC-06-0464-FOF-EI, the Parties agree that recovery of storm costs from customers will begin, on an interim basis, sixty days following the filing of a cost recovery petition and tariff with the Commission and will be based on a 12-month recovery period if the storm costs do not exceed $4.00/1,000 kWh on monthly residential customer bills. In the event the storm costs exceed that level, any additional costs in excess of

$4.00/1,000 kWh shall be recovered in a subsequent year or years as determined by the Commission. All storm related costs subject to interim recovery under this Paragraph 5 shall be calculated and disposed of pursuant to Commission Rule 25-6.0143, F.A.C., and will be limited to costs resulting from a tropical system named by the National Hurricane Center or its successor, to the estimate of incremental costs above the level of storm reserve prior to the storm and to the replenishment of the storm reserve to the level as of the Implementation Date. The Parties to this Agreement are not precluded from participating in any such proceedings and opposing the amount of FPL’s claimed costs but not the mechanism agreed to herein.
(b)    The Parties agree that the $4.00/1,000 kWh cap in this Paragraph 5 will apply in aggregate for a calendar year; provided, however, that FPL may petition the Commission to allow FPL to increase the initial 12 month recovery beyond $4.00/1,000 kWh in the event FPL incurs in excess of $800 million of storm recovery costs that qualify for recovery in a given calendar year, inclusive of the amount needed to replenish the storm reserve to the level that existed as of the Implementation Date. All Parties reserve their right to oppose such a petition.
(c)    The Parties expressly agree that any proceeding to recover costs associated with any storm shall not be a vehicle for a “rate case” type inquiry concerning the expenses, investment, or financial results of operations of the Company and shall not apply any form of earnings test or measure or consider previous or current base rate earnings or level of theoretical depreciation reserve.

6.
Nothing shall preclude the Company from requesting the Commission to approve the recovery of costs (a) that are of a type which traditionally and historically would be, have been, or are presently recovered through cost recovery clauses or surcharges, or (b) that are incremental costs not currently recovered in base rates which the Legislature or Commission determines are clause recoverable subsequent to the approval of this Agreement. It is the intent of the Parties in this Paragraph 6 that FPL not be allowed to recover through cost recovery clauses increases in the magnitude of costs of types or categories (including but not limited to, for example, investment in and maintenance of transmission assets) that have been and traditionally, historically, and ordinarily would be recovered through base rates. It is further the intent of the Parties to recognize that an authorized governmental entity may impose requirements on FPL involving new or atypical kinds of costs (including but not limited to, for example, requirements related to cybersecurity or the requirements for seismic and flood protection at nuclear plants arising out of the Fukushima Daiichi event), and concurrently or in connection with the imposition of such requirements, the Legislature and/or Commission may authorize FPL to recover those related costs through a cost recovery clause. Nothing in this Agreement shall affect the shifts from clause to base rate recovery and from base rate to clause recovery that were set forth in the 2012 Rate Petition and accompanying MFRs.

7.
(a)    FPL will continue throughout the Term to recover the annual non-fuel revenue requirements for West County Unit 3 via its capacity cost recovery clause (the “Capacity Clause”) in the manner provided in the 2010 Rate Case Stipulation; provided, however, that commencing upon the Implementation Date, such recovery shall not be limited to the projected fuel cost savings for West County Unit 3.

(b)    The revenue requirements associated with West County Unit 3 quantified pursuant to this paragraph shall be allocated to customer classes utilizing the same cost of service and rate design methodology reflected in the MFRs accompanying the 2012 Rate Petition.

(c)    FPL’s right to recover the non-fuel revenue requirements for West County Unit 3 pursuant to this Paragraph 7 shall survive termination of this Agreement and shall continue until such time as new base rates are authorized for FPL that are based on a test year that reflects the then applicable non-fuel revenue requirements for West County Unit 3.

8.
(a)    FPL projects that the following three power plant modernization projects will enter commercial service while this Agreement is in effect: the Canaveral Modernization Project (projected to go into service June 2013), the Riviera Modernization Project (projected to go into service June 2014), and the Port Everglades Modernization Project (projected to go in service June 2016). For each of these three modernization projects, FPL’s base rates will be increased by the annualized base revenue requirement for the first 12 months of operation (the “Annualized Base Revenue Requirement”). For the Canaveral Modernization Project, the Annualized Base Revenue Requirement shall be as reflected in the 2012 Rate Petition and accompanying MFRs; for the Riviera and Port Everglades Modernization Projects, the Annualized Base Revenue Requirement shall reflect the costs upon which the cumulative present value of revenue requirements was predicated, and pursuant to which a need determination was granted by the Commission. Each such base rate adjustment will be referred to as a Generation Base Rate Adjustment (“GBRA”).

(b)    Each GBRA is to be reflected on FPL’s customer bills by increasing base charges and base credits by an equal percentage contemporaneously. The calculation of the percentage change in rates is based on the ratio of the jurisdictional Annualized Base Revenue Requirement and the forecasted retail base revenues from the sales of electricity (excluding West County Unit 3 revenues) during the first twelve months of operation. FPL will begin applying the incremental base rate charges and base credits for each of the three modernization projects to meter readings made on and after the commercial in-service date of that modernization project.
(c) Each GBRA will be calculated using a 10.70% ROE and the capital structure reflected in the Canaveral Step Increase MFRs accompanying the 2012 Rate Petition. FPL will calculate and submit for Commission confirmation that amount of the GBRA for each modernization project using the Capacity Clause projection filing for the year that modernization project is to go into service.
(d)    In the event that the actual capital expenditures are less than the projected costs used to develop the initial GBRA factor, the lower figure shall be the basis for the full revenue requirements and a one-time credit will be made through the Capacity Clause. In order to determine the amount of this credit, a revised GBRA Factor will be computed using the same data and methodology incorporated in the initial GBRA factor, with the exception that the actual capital expenditures will be used in lieu of the capital expenditures on which the Annualized Base Revenue Requirement was based. On a going forward basis, base rates will be adjusted to reflect the revised GBRA factor. The difference between the cumulative base revenues since the implementation of the initial GBRA factor and the cumulative base revenues that would have resulted if the revised GBRA factor had been in-place during the same time period will be credited to customers through the Capacity Clause with interest at the 30-day commercial paper rate as specified in Rule 25-6.109, F.A.C.
(e)    In the event that actual capital costs for a modernization project are higher than the projection on which the Annualized Base Revenue Requirement was based, FPL at its option may initiate a limited proceeding per Section 366.076, Florida Statutes, limited to the issue of whether FPL has met the requirements of Rule 25-22.082(15), F.A.C. If the Commission finds that FPL has met the requirements of Rule 25-22.082(15), then FPL shall increase the GBRA by the corresponding incremental revenue requirement due to such additional capital costs. However, FPL’s election not to seek such an increase in the GBRA shall not preclude FPL from booking any incremental costs for surveillance reporting and all regulatory purposes subject only to a finding of imprudence or disallowance by the Commission. Any Party may participate in any such limited proceeding for the purpose of challenging whether FPL has met the requirements of Rule 25-22.082(15).
(f)    Upon expiration or termination of this Agreement, FPL’s base rate levels, including the effects of the GBRAs as implemented in this Agreement (i.e., uniform percent increase for all rate classes applied to base revenues) for each of the modernization projects that achieved commercial in-service operation during the term of this Agreement, shall continue in effect until next reset by the Commission.

9.
(a)    Notwithstanding Paragraph 3 above, if FPL’s earned return on common equity falls below 9.70% during the Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, FPL may petition the FPSC to amend its base rates, either as a general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, and/or as a limited proceeding under Section 366.076, Florida Statutes. (Throughout this Agreement, “FPSC actual, adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to FPL’s books required by the Commission by rule or order, but excluding pro forma, weather-related adjustments.) If FPL files a petition to initiate a general rate proceeding pursuant to this provision, FPL may request an interim rate increase pursuant to the provisions of Section 366.071, Florida Statutes. The other Parties to this Agreement shall be entitled to participate in any proceeding initiated by FPL to increase base rates pursuant to this paragraph, and may oppose FPL’s request.

(b)    Notwithstanding Paragraph 3 above, if FPL’s earned return on common equity exceeds 11.70% during the Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, any other Party shall be entitled to petition the Commission for a review of FPL’s base rates. In any case initiated by FPL or any other Party pursuant to this paragraph, all parties will have full rights conferred by law.
(c)    Notwithstanding Paragraph 3 above, this Agreement shall terminate upon the effective date of any final order issued in any such proceeding pursuant to this Paragraph 9 that changes FPL’s base rates prior to the last billing cycle of December 2016.
(d)    This Paragraph 9 shall not (i) be construed to bar or limit FPL to any recovery of costs otherwise contemplated by this Agreement; (ii) apply to any request to change FPL’s base rates that would become effective after this Agreement terminates; or (iii) limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the termination of this

Agreement to argue that FPL’s authorized ROE range should be different than 9.70% to 11.70%.

10.
(a)    In Order No. PSC-10-0153-FOF-EI, the Commission determined a net theoretical depreciation reserve surplus in the total amount of $894 million (the “Total Depreciation Reserve Surplus”). The Commission directed FPL to amortize the Total Depreciation Reserve Surplus over four years, ending in 2013. Pursuant to the 2010 Rate Case Stipulation, the Parties therein agreed that in each year during the term of that agreement, FPL would have discretion to vary the amount of amortization of Total Depreciation Reserve Surplus taken in that year, subject to certain limitations. As a result of FPL’s actual and projected discretionary amortization during 2010-2012, the 2012 Rate Petition and accompanying MFRs projected that FPL would have $191 million of Total Depreciation Reserve Surplus remaining at the end of 2012 and would amortize that amount in 2013. The actual remaining amount may differ from the projected amount of $191 million.

(b)    Notwithstanding Order No. PSC-10-0153-FOF-EI or the 2010 Rate Case Stipulation, the Parties agree that over the Term of this Agreement, FPL may amortize the Total Depreciation Reserve Surplus remaining at the end of 2012, plus a portion of FPL’s Fossil Dismantlement Reserve (together the “Reserve Amount”) with the amounts to be amortized in each year of the Term left to FPL’s discretion subject to the following conditions: (i) the amount of Total Depreciation Reserve Surplus that FPL may amortize during the term shall not be less than $191 million (or the actual amount of Total Depreciation Reserve Surplus remaining at the end of 2012) and the total Reserve Amount amortized during the Term shall not exceed $400 million1 subject to (iii) below; (ii) for any surveillance reports submitted by FPL during the Term on which its return on equity (measured on an FPSC actual,
1The Company would record the $191 million of net surplus amortization or the actual amount of Total Depreciation Reserve Surplus remaining at the end of 2012, to the cost of removal component of the depreciation reserve to ensure that the amount of net surplus amortization on the financial statements equals the amount of net surplus amortization reflected in rates.

adjusted basis) would otherwise fall below 9.70%, FPL must amortize at least the amount of the available Reserve Amount necessary to maintain in each such 12-month period a return on equity of 9.70% (measured on an FPSC actual, adjusted basis); and (iii) FPL may not amortize Reserve Amount in an amount that results in FPL achieving a return on equity of greater than 11.70% (measured on an FPSC actual, adjusted basis) in any such 12-month period as measured by surveillance reports submitted by FPL during the Term. FPL shall not satisfy the requirement of Paragraph 9 that its actual adjusted earned return on equity must fall below 9.70% on a monthly surveillance report before it may initiate a petition to increase base rates during the Term unless FPL first uses any of the Reserve Amount that remains available for the purpose of increasing its earned return on equity to at least 9.70% for the period in question.

11.
Notwithstanding any requirements of Rules 25-6.0436 and 25-6.04364, F.A.C., FPL shall not be required during the Term to file any depreciation study or dismantlement study. The depreciation rates and dismantlement accrual rates in effect as of the Implementation Date shall remain in effect throughout the Term. The Parties agree that the provisions of Rules 25-6.0436 and 25-6.04364 pursuant to which depreciation and dismantlement studies are generally filed at least every four years will not apply to FPL during the Term.

12.
(a)    In order to create additional value for customers by FPL engaging in both wholesale power purchases and sales, as well as all forms of asset optimization, the Parties agree that FPL will be subject to the following mechanism, effective on the Implementation Date (the “Incentive Mechanism”):

(i)    FPL will file each year as part of its fuel cost recovery clause (“Fuel Clause”) final true-up filing a schedule showing its gains in the prior calendar year on short-term wholesale sales, short-term wholesale purchases (including purchases that are reported on Schedule

A-7), and all forms of asset optimization that it undertook in that year (the “Total Gains Schedule”2). FPL’s final true-up filing will include a description of each asset optimization measure for which gain is included on the Total Gains Schedule for the prior year, and such measures shall be subject to review by the Commission to determine that they are eligible for inclusion in the Incentive Mechanism.
(ii)    For the purposes of the Incentive Mechanism, “asset optimization” includes but is not limited to:

•	Gas storage utilization (FPL could release contracted storage space or sell stored gas during non-critical demand seasons);

•
Delivered city-gate gas sales using existing transport (FPL could sell gas to Florida customers, using FPL’s existing gas transportation capacity during periods when it is not needed to serve FPL’s native load);

•	Production (upstream) area sales (FPL could sell gas in the gas-production areas, using FPL’s existing gas transportation capacity during periods when it is not needed to serve FPL’s native load);

•
Capacity Release of gas transport and electric transmission (FPL could sell idle gas transportation and/or electric transmission capacity for short periods when it is not needed to serve FPL’s native load;

•
Asset Management Agreement (“AMA”) (FPL could outsource optimization function such as those described above to a third party through assignment of transportation and/or storage rights in exchange for a premium to be paid to FPL).

2For the purpose of this Agreement, “short-term” is intended to refer to non-separated wholesale sales and purchases. Order No. PSC-97-0262-FOF-EI defined “non-separated” sales as “sales that are non-firm or less than one year in duration.”

(iii)    On an annual basis, FPL customers will receive 100% of the gain described in Paragraph 12(b)(i), up to a threshold of $36 million (“Customer Savings Threshold”).  In addition, FPL customers will receive 100% of the gain described in Paragraph 12(b)(i) for the first $10 million above the Customer Savings Threshold (“Additional Customer Savings”).  Incremental gains above the total of the Customer Savings Threshold and the Additional Customer Savings (i.e., above a gain of $46 million) will be shared between FPL and customers as follows: FPL will retain 70% and customers will receive 30% of incremental gains between $46 million and $75 million; FPL will retain 60% and customers will receive 40% of incremental gains between $75 million and $100 million; and FPL will retain 50% and customers will receive 50% of all incremental gains in excess of $100 million.  The customers’ portion of all gains will be reflected as a reduction to fuel costs recovered through the Fuel Clause. FPL agrees that it will not require any native load customer to be interrupted in order to initiate or maintain an economy sale, whether that sale is firm or non-firm.
(b)    FPL will be entitled to recover through the Fuel Clause the following types of reasonable and prudent incremental O&M costs incurred in implementing its expanded short-term wholesale purchases and sales programs as well as the asset optimization measures (the “Incremental Optimization Costs”):
(i)    incremental personnel, software and associated hardware costs incurred by FPL to manage the expanded short-term wholesale purchases and sales programs and the asset optimization measures; and
(ii)    variable power plant O&M costs3 incurred by FPL to generate additional output in

3For the purpose of this Agreement, “variable power plant O&M costs” includes non-fuel O&M expenses and costs for capital replacement parts that vary as a function of a power plant's output.

order to make wholesale sales, to the extent that the level of such sales exceed 514,000 MWh (i.e., the level of sales assumed for the purpose of forecasting 2013 test year power plant O&M costs in the MFRs filed with the 2012 Rate Petition), with such costs determined by multiplying the sales above that threshold times the monthly weighted average variable power plant O&M cost per MWh reflected in the 2013 test year MFRs.
FPL’s final true-up filing will separately state and describe the Incremental Optimization Costs that it incurred in the prior year, and such costs shall be subject to review and approval by the Commission.

13.
No Party to this Agreement will request, support, or seek to impose a change in the application of any provision hereof. Except as provided in Paragraph 9, a Party to this Agreement will neither seek nor support any reduction in FPL’s base rates, including limited, interim or any other rate decreases, that would take effect prior to the first billing cycle for January 2017, except for any such reduction requested by FPL or as otherwise provided for in this Agreement. FPL shall not seek interim, limited, or general base rate relief during the Term except as provided for in Paragraph 9 of this Agreement. FPL is not precluded from seeking interim, limited or general base rate relief that would be effective during or after the first billing cycle in January 2017, nor are the Parties precluded from opposing such relief. Such interim relief may be based on time periods before January 1, 2017, consistent with Section 366.071, Florida Statutes, and calculated without regard to the provisions of this Agreement.

14.
Nothing in this Agreement will preclude FPL from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by FPL, provided that such tariff request does not increase any existing base rate component of a tariff or rate schedule during the Term unless the application of such new or revised tariff or rate schedule is optional to FPL’s customers.

15.	The provisions of this Agreement are contingent on approval of this Agreement in its entirety by the

Commission without modification. The Parties further agree that they will support this Agreement and will not request or support any order, relief, outcome, or result in conflict with the terms of this Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this Agreement or the subject matter hereof; provided, however, that nothing in this Agreement shall affect FIPUG’s right to continue its appeal of Order No. PSC-12-0187-FOF-EI granting an affirmative determination of need for the Port Everglades Modernization Project or FPL’s right to oppose that appeal. No party will assert in any proceeding before the Commission that this Agreement or any of the terms in the Agreement shall have any precedential value. Approval of this Agreement in its entirety will resolve all matters in Docket No. 120015-EI pursuant to and in accordance with Section 120.57(4), Florida Statutes. This docket will be closed effective on the date the Commission Order approving this Agreement is final, and no Party shall seek appellate review of any order issued in these Dockets.

16.
This Agreement is dated as of August 15, 2012. It may be executed in counterpart originals, and a facsimile of an original signature shall be deemed an original. Any person or entity that executes a signature page to this Agreement shall become and be deemed a Party with the full range of rights and responsibilities provided hereunder, notwithstanding that such person or entity is not listed in the first recital above and executes the signature page subsequent to the date of this Agreement, it being expressly understood that the addition of any such additional Party(ies) shall not disturb or diminish the benefits of this Agreement to any current Party.

In Witness Whereof, the Parties evidence their acceptance and agreement with the provisions of this Agreement by their signature.

Florida Power & Light Company
700 Universe Boulevard

Juno Beach, FL 33408

By:      ERIC E. SILAGY
Eric E. Silagy

The Florida Industrial Power Users Group
Jon C. Moyle, Jr., Esquire
Vicki Gordon Kaufman, Esquire
Moyle Law Firm
The Perkins House
118 North Gadsden Street
Tallahassee, FL 32301

By:      JON C. MOYLE, JR.
Jon C. Moyle, Jr.

South Florida Hospital and Healthcare
Association
Kenneth L. Wiseman, Esquire
Andrews Kurth, LLP
1350 I Street, N.W., Suite 1100
Washington, DC 20005

By:      KENNETH L. WISEMAN
Kenneth L. Wiseman

Federal Executive Agencies
Karen White/Lt. Col. Gregory Fike
AFLOA/JACL-ULFSC
139 Barnes Drive, Suite 1
Tyndall AFB, FL 32403

By:      LT. COL. GREGORY FIKE
Lt. Col. Gregory Fike